Exhibit 5.1

April 29, 2005

Chicago Mercantile Exchange Holdings Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Re:	Chicago Mercantile Exchange Holdings Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Managing Director, General Counsel and Corporate Secretary of Chicago Mercantile Exchange Holdings Inc., a Delaware corporation (the “Company”). This opinion is delivered in connection with the registration of 65,000 shares (the “Shares”) of the Company’s Class A common stock, par value $.01 per share (the “Common Stock”), and the associated rights to purchase Series A Junior Participating Preferred Stock, par value $.01 per share, of which 25,000 shares are issuable under the Chicago Mercantile Exchange Holdings Inc. 2005 Director Stock Plan (the “Director Stock Plan”) and 40,000 shares are issuable under the Chicago Mercantile Exchange Holdings Inc. Employee Stock Purchase Plan (the “ESPP”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) a draft of the Company’s Registration Statement on Form S-8, to be filed with the Commission on the date hereof (the “Registration Statement”); (ii) a specimen certificate representing the Common Stock; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (iv) the Amended and Restated By-Laws of the Company, as amended to date and currently in effect; (v) the Director Stock Plan, (vi) the ESPP and (vii) certain resolutions of the Board of Directors dated January 31, 2005 approving the Director Stock Plan and the ESPP. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

April 29, 2005

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am admitted to the bar in the State of Illinois, and I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and I do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Director Stock Plan and the ESPP, as applicable, will be validly issued and fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kathleen M. Cronin
Kathleen M. Cronin
Managing Director, General Counsel and Corporate Secretary